                                                                     EXHIBIT 4.3


         First Supplemental Indenture (this "Supplemental Indenture"), dated as of October 22, 2004, among Arch Western Finance, LLC, a Delaware limited liability company (the "Issuer"), Triton Coal Company, LLC, a Delaware limited liability company ("Triton", and Arch Western Bituminous Group, LLC, a Delaware limited liability company ("AWBG" and together with the Issuer and Triton, the "Guaranteeing Subsidiaries"), Arch Western Resources, LLC, a Delaware limited liability company ("Arch Western"), and Arch of Wyoming, LLC, a Delaware limited liability company ("Arch of Wyoming"), Mountain Coal Company, L.L.C., a Delaware limited liability company ("Mountain Coal"), and Thunder Basin Coal Company, L.L.C., a Delaware limited liability company ("Thunder Basin" and together with Arch Western, Arch of Wyoming and Mountain Coal, the "Guarantors"), and The Bank of New York, as trustee (the "Trustee").

                                   WITNESSETH

         WHEREAS, the Issuer, Arch Western and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of June 25, 2003, providing for the issuance of its 6 3/4% Senior Notes due 2013;

         WHEREAS, the parties to the Indenture desire to hereby amend Section
1.01 of the Indenture to add a defined term in order to cure an ambiguity contained in the Indenture and to amend Section 2.01(a) of the Indenture to cure an inconsistency contained in the Indenture;

         WHEREAS, the Indenture provides that under certain circumstances the Restricted Subsidiaries of Arch Western shall execute and deliver to the Trustee a supplemental indenture pursuant to which each such subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture (the "Note Guarantee");

         WHEREAS, Arch of Wyoming desires to assume the obligations of the Issuer under the Notes and the Indenture as a co-obligor;

         WHEREAS, pursuant to Section 9.01 of the Indenture, Arch Western, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder.

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

         1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         2. Amendment of Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended to add the following defined term at its appropriate location within the alphabetized list of defined terms contained therein:

                  "The Company" means Arch Western.

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         3. Amendment of Section 2.01 of the Indenture. Section 2.01(a) of the
Indenture is hereby amended and restated in its entirety as follows:

     (a) The Trustee shall initially authenticate Notes for original issue on the Issue Date in an aggregate principal amount of $700,000,000 upon a written order of the Issuer in the form of an Officers' Certificate (other than as provided in Section 2.07). The Issuer may, as long as permitted under this Indenture, issue and the Trustee shall authenticate (1) the Exchange Notes and (2) Additional Notes after the Issue Date in unlimited amount for original issue upon a written order of the Issuer in the form of an Officers' Certificate in aggregate principal amount as specified in such order. Each such written order shall specify the amount of Notes to be authenticated and the date on which such Notes are to be authenticated.

         4. Agreement to Become Co-obligor. Arch of Wyoming hereby agrees that on the effective date of this Supplemental Indenture it shall assume all of the obligations of the Issuer under the Notes and the Indenture as a co-obligor and thereby shall be deemed to be an Issuer under the Indenture.

         5. Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees that on the effective date of this Supplemental Indenture (immediately after giving effect to paragraph 4 above) it shall be a Subsidiary Guarantor pursuant to Article Ten under the Indenture and be bound by the terms thereof applicable to Guarantors and shall be entitled to all of the rights and subject to all of the obligations of a Guarantor thereunder.

         6. No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Issuer or any Guaranteeing Subsidiary shall not have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

         7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         8. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

         9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         10. Effectiveness. This Supplemental Indenture shall become effective as of the date first above written.

         11. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, all as of the date first above written.

ARCH WESTERN FINANCE, LLC                       THUNDER BASIN COAL COMPANY, L.L.C.


By: /s/ JANET L. HORGAN                         By: /s/ JANET L. HORGAN
    ------------------------------------            ------------------------------------
    Name: Janet L. Horgan                           Name: Janet L. Horgan
    Title: Secretary                                Title: Secretary


ARCH WESTERN RESOURCES, LLC                     ARCH OF WYOMING, LLC


By: /s/ JANET L. HORGAN                         By: /s/ JANET L. HORGAN
    ------------------------------------            ------------------------------------
    Name: Janet L. Horgan                           Name: Janet L. Horgan
    Title: Secretary                                Title: Secretary


MOUNTAIN COAL COMPANY, L.L.C.                   ARCH WESTERN BITUMINOUS GROUP, LLC


By: /s/ JANET L. HORGAN                         By: /s/ JANET L. HORGAN
    ------------------------------------            ------------------------------------
    Name: Janet L. Horgan                           Name: Janet L. Horgan
    Title: Secretary                                Title: Secretary


TRITON COAL COMPANY, LLC


By: /s/ JANET L. HORGAN
    ------------------------------------
    Name: Janet L. Horgan
    Title: Secretary


THE BANK OF NEW YORK, AS TRUSTEE


By: /s/ ROBERT A. MASSIMILLO
    ------------------------------------
    Name: Robert A. Massimillo
    Title: Vice President


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